Exhibit 24.1

POWER OF ATTORNEY

          I, the undersigned Director and/or Officer of ArvinMeritor, Inc., an Indiana corporation (the “Company”), hereby constitute VERNON G. BAKER, II, and BONNIE WILKINSON, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements, and any and all amendments (including post-effective amendments) and supplements to such Registration Statements, for the purpose of registering up to $400,000,000 aggregate principal amount of the Company’s debt securities under the Securities Act of 1933, as amended, and qualifying the related indenture under the Trust Indenture Act of 1939, as amended.

Signature	Title	Date

/s/ Charles G. McClure, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director
September 14, 2005
Charles G. McClure, Jr.

Joseph B. Anderson, Jr.	Director	September 14, 2005

/s/ Rhonda L. Brooks

Rhonda L. Brooks	Director	September 14, 2005

/s/ David W. Devonshire

David W. Devonshire	Director	September 14, 2005

Ivor J. Evans	Director	September 14, 2005

/s/ Joseph P. Flannery

Joseph P. Flannery	Director	September 14, 2005

/s/ William D. George, Jr.

William D. George, Jr.	Director	September 14, 2005

/s/ Richard W. Hanselman

Richard W. Hanselman	Director	September 14, 2005

/s/ Charles H. Harff

Charles H. Harff	Director	September 14, 2005

/s/ Victoria B. Jackson

Victoria B. Jackson	Director	September 14, 2005

/s/ James E. Marley

James E. Marley	Director	September 14, 2005

/s/ William R. Newlin

William R. Newlin	Director	September 14, 2005

/s/ Steven G. Rothmeier

Steven G. Rothmeier	Director	September 14, 2005

/s/ Andrew J. Schindler

Andrew J. Schindler	Director	September 14, 2005

/s/ James D. Donlon, III, Jr.	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
September 14, 2005
James D. Donlon, III, Jr.